Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW
150 EAST 42ND STREET, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889
www.egsllp.com

December 21, 2010

Zoom Technologies, Inc.
Sanlitun SOHO, Building A, 11th Floor
No.8 Worker Stadium North Road
Chaoyang District, Beijing, China 100027

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit, which Registration Statement is being filed by Zoom Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by certain selling stockholders of the Company named in the Registration Statement (the "Selling Stockholders") of a total of 3,741,185 shares (the "Shares") of Company common stock, $0.01 par value per share (the "Common Stock"), for their respective accounts.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof;

(2) the warrants (the "Warrants") held by the Selling Stockholders as described in the Registration Statement; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing and in reliance thereon, we are of the opinion that (i) the 2,113,664 outstanding shares of common stock to be sold by the Selling Stockholders are validly issued, fully paid and non-assessable and (ii) with respect to the Shares underlying the Warrants, such Shares, when paid for by the applicable Selling Stockholders and issued by the Company in accordance with the terms of the Warrants, will be duly authorized validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related prospectus.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP

ELLENOFF GROSSMAN & SCHOLE LLP